MINISTRY OF FOREIGN AFFAIRS AND FOREIGN TRADE

TELEPHONE:
(876) 926 4221 - 8
(876) 676 4028 - 30
FACSIMILE:
(876) 929 6733

2 PORT ROYAL STREET
P.O. BOX 624
KINGSTON

Ref:

5th August 2024

Mr Davy Karkason, Esq
Founding Attorney
Transnational Matters, PLLC
2121 Biscayne Boulevard, # 1878
Miami, Florida 33137

Dear Mr Karkason,

Re: Request for Negotiation under the Bilateral Investment Treaty between the United States and Jamaica

The Government of Jamaica acknowledges receipt of your letter dated February 8, 2024 and received on February 13, 2024, via electronic mail. It is noted from your letter that your client, Music Licensing Inc., has raised concerns on which the Government of Jamaica will now investigate and consult with national stakeholders.

To assist us in our consultations with national stakeholders, we request further information from your clients. In this regard, we note that you have stated that you are "*prepared to provide further details on [the] claims, including evidence of the damages incurred and suggestions for possible resolutions*". We therefore await the provision of these further details.

Yours sincerely,

Sheila Sealy Monteith, CD JP (Ambassador)
Permanent Secretary